Exhibit 99.3

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

The following results of operations, analysis and discussion present an aggregation of certain periods to help provide a full-year presentation of our results for comparability purposes.  These aggregated results are a non-GAAP financial measure.  For example, the Predecessor period from January 1 to October 3, 2007 (pre-IPO) is combined with the Successor period from October 4 to December 31, 2007 (post-IPO) to present results for the year ended December 31, 2007 (collectively, “Aggregated” or “year ended December 31, 2007”).  Management reviews aggregated results when it analyzes operating trends and results.  These combined results should not be used in isolation or substitution of Predecessor and Successor results reported separately.

The unprecedented economic environment, especially the dislocation of the credit markets and the financial services industry, continues to present us with opportunities and challenges.  While our service offerings that are generally correlated to the volume of M&A transactions continue to experience reduced demand, growth in other business units offset this reduction in 2008 with opportunities arising from counter-cyclical and non-cyclical services.  Services we believe to be counter-cyclical include our global restructuring services, dispute consulting, and goodwill impairment testing in conjunction with SFAS 142.  Services we believe to be non-cyclical include portfolio valuations; financial engineering; transfer pricing; and tax services.  We believe that revenue and earnings growth for the year demonstrate the resiliency of our balanced portfolio of services and diversified client base, whose demand for complex financial advisory and valuation services continues in this uncertain economic environment.

Revenues

We generate revenues from Financial Advisory, Corporate Finance Consulting and Investment Banking services.  We typically enter into these engagements on a time-and-materials basis, a fixed-fee basis or a contingent-fee basis.  We recognize revenues when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable, and collectability is reasonably assured.  Our accounting of revenues is further detailed in our Critical Accounting Policies following this section.

Revenue trends in our Financial Advisory and Investment Banking segments, and to a lesser extent the Corporate Finance Consulting segment, generally are correlated to the volume of M&A activity and restructurings.  However, deviations from this trend can occur in any given year for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall M&A or restructuring activity.  In addition, because many businesses do not routinely engage in M&A and restructuring activity, our fee paying engagements with many clients are not likely to be predictable and high levels of revenue in one quarter are not necessarily predictive of continued high levels of revenue in future periods.  Further, we have lines of business that are not correlated to the volume of M&A activity and restructurings, but rather to bankruptcy filings, litigation or regulatory trends.

We operate in a highly competitive environment where there are limited long-term contracted sources of revenue, each revenue-generating engagement is separately awarded and negotiated.  While we believe that we have achieved long and stable client relationships by providing outstanding service, attracting leaders in each industry and integrating ourselves with our clients' existing audit and other service providers, our list of clients, including our list of clients with whom there is a currently active revenue-generating engagement, changes continually.  We gain new clients through our business development initiatives, through recruiting additional senior client service professionals who bring with them client relationships and through referrals from executives, directors, attorneys, accountants, private equity and hedge fund professionals and other parties with whom we have relationships.  We may also lose clients as a result of the sale or merger of a client, a change in a client's senior management, competition from other firms and other causes.  The financial advisory, corporate finance and investment banking industries are highly competitive and we may not be able to compete effectively.

Reimbursable Expenses

Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and third-party costs are included as a component of total revenues.  Expense reimbursements that are billable to clients are included in total revenues, and typically an equivalent amount of reimbursable expenses are included in total direct client service costs.  Reimbursable expenses related to time-and-materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectability is reasonably assured.  We manage our business on the basis of revenue before reimbursable expenses.  We believe this is the most accurate reflection of our services because it eliminates the effect of these reimbursable expenses that we bill to our clients.

Direct Client Service Costs

Compensation and Benefits

Our most significant expenses are costs classified as direct client service costs.  These direct client service costs include salaries, performance bonuses, payroll taxes, benefits and equity-based compensation for client service professionals.  We accrue performance bonuses based on actual performance and client service gross margin targets in each period for our Financial Advisory, Corporate Finance Consulting and Investment Banking segments.

Other Direct Client Service Costs

In certain cases we incur fees paid to independent contractors that we retain to supplement full-time personnel, typically on an as-needed basis for specific client engagements.  From time to time, we also incur expenses, including those relating to travel, other out-of-pocket expenses and third-party costs to perform specific client engagement that are not billable to clients.

Acquisition Retention Expenses

We also incurred compensation expense in connection with deferred payments that we agreed to make to certain former employees of CVC in connection with the CVC acquisition in September 2005.  The offers of employment to these employees included retention payments of $9,800 paid in November 2005 and $11,400 payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us as of the anniversary date.

We recognized the expenses associated with these payments on a graded-tranche basis, whereby the first anniversary payment was recognized over the first 12 months since the CVC acquisition, the second anniversary payment was recognized over the first 24 months since the CVC acquisition, and the third anniversary payment was recognized over the 36-month period since the CVC acquisition, adjusted for any terminations that may result in an accelerated payment.  We paid a total of $3,241 and $3,339 to such employees for the years ended December 31, 2008 and 2007, respectively.  The final payments were made in 2008.

Operating Expenses

Our operating expenses include selling, general and administrative expenses, which consist of salaries, performance bonuses, payroll taxes, benefits and equity-based compensation for our corporate and administrative personnel, costs for occupancy, technology and communications, marketing and business development, recruiting, training, professional fees, depreciation and amortization and other operating expenses.

Equity-Based Compensation

We account for equity-based compensation in accordance with SFAS 123(R), effective January 1, 2005.  Prior to that time, we accounted for equity-based compensation under APB 25.  Equity-based compensation expense is based on fair value at the date of grant and the pre-vesting forfeiture rate.  It is recognized over the requisite service period using the accelerated method of amortization as described in SFAS 123(R) for grants with graded vesting or using the straight-line method for grants with cliff vesting.  The fair value of the awards is determined from periodic valuations using key assumptions for implied asset volatility, expected dividends, risk free rate and the expected term of the awards.  If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods or if there is a material change in the fair value of the Company, the compensation expense that we record may differ significantly from what we have recorded in the current period.  Forfeitures are estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Direct client service costs and selling, general and administrative expenses include equity-based compensation with respect to (a) grants of legacy units of D&P Acquisitions prior to the consummation of the Recapitalization Transactions, (b) IPO Options and (c) restricted stock awards issued in connection with our ongoing long-term compensation program (“Ongoing RSAs”).

Information with respect to the equity compensation expense by equity award is set forth in the table below:

Summary of Equity Based Compensation Expense
(In thousands)

	Successor			Aggregated(1)			Predecessor
	Year Ended			Year Ended			Year Ended
	December 31, 2008			December 31, 2007			December 31, 2006
	Client			Client			Client
	Service	SG&A	Total	Service	SG&A	Total	Service	SG&A	Total
Legacy Units	$13,056	$5,519	$18,575	$45,762	$10,052	$55,814	$10,244	$3,790	$14,034
IPO Options	4,386	1,945	6,331	1,209	547	1,756	-	-	-
Ongoing RSAs	3,095	3,339	6,434	22	498	520	-	-	-
Total	$20,537	$10,803	$31,340	$46,993	$11,097	$58,090	$10,244	$3,790	$14,034

(1)Aggregated results are calculated as follows:

	Aggregated			Successor			Predecessor
	(a) + (b)			(a)			(b)
				Period from			Period from
	Year Ended			October 4 to			January 1 to
	December 31, 2007			December 31, 2007			October 3, 2007
	Client			Client			Client
	Service	SG&A	Total	Service	SG&A	Total	Service	SG&A	Total
Legacy Units	$45,762	$10,052	$55,814	$22,575	$1,811	$24,386	$23,187	$8,241	$31,428
IPO Options	1,209	547	1,756	1,209	547	1,756	-	-	-
Ongoing RSAs	22	498	520	22	498	520	-	-	-
Total	$46,993	$11,097	$58,090	$23,806	$2,856	$26,662	$23,187	$8,241	$31,428

Legacy Units

We have accounted for equity-based compensation for the legacy units granted prior to the IPO in accordance with the fair value provisions of SFAS 123(R) for the three years ended December 31, 2008.  For the three years ended December 31, 2008, principles of option pricing theory were used to calculate the fair value of the subject grants.  Under this methodology, periodic business enterprise valuations of D&P Acquisitions were performed.  The business enterprise valuations were determined by various methodologies including the discounted future earnings method, the merger and acquisition method, and the guideline public company method, on a weighted and blended basis.  The various classes of legacy units of D&P Acquisitions were then modeled as call options with distinct claims on the assets of D&P Acquisitions.  The characteristics of the legacy unit classes, as determined in the D&P Acquisitions' limited liability company agreement and unit grant agreements, determine the uniqueness of each unit's claim on D&P Acquisitions' assets relative to each other and the other components of D&P Acquisitions' capital structure.  Periodic valuations were performed during 2006 and at March 31, 2007, June 30, 2007 and the date of the IPO, in order to properly recognize equity-based compensation.  Following the completion date of the IPO on October 3, 2007, the New Class A Units of which the legacy units were converted into are no longer subject to repurchase provisions, and as such, liability accounting for such legacy units is no longer applied.

IPO Options and Ongoing Restricted Stock Awards

In connection with the IPO, the Company adopted the 2007 Omnibus Stock Plan (“Omnibus Plan”), which replaced the Company’s then existing equity plans for grants of share-based awards.  The Omnibus Plan permits the grant of stock options, stock appreciation rights, deferred stock awards, restricted stock awards, dividend equivalent rights, and any other share-based awards that are valued in whole or in part by reference to our Class A common stock, or any combination of these.  This plan is administered by the Compensation Committee of our Board of Directors.

Options were granted in conjunction with our IPO to employees with exercise prices equal to the market value of our common stock on the grant date and expire ten years subsequent to award.  Vesting provisions for individual awards are established at the grant date at the discretion of the Compensation Committee of our Board of Directors.  Options granted under our share-based incentive compensation plans vest annually over four years.  We plan to issue new shares of our common stock whenever stock options are exercised or share awards are granted.  The Company did not grant options prior to 2007.

Restricted stock awards and restricted stock units are granted as a form of incentive compensation.  Corresponding expense is recognized based on the fair market value on the date of grant.  Restricted stock units are generally contingent on continued employment and are converted to common stock when restrictions on transfer lapse after three years.

Tax Receivable Agreement and Tax Distributions

As a result of the Company’s acquisition of New Class A Units of D&P Acquisitions, the Company expects to benefit from depreciation and other tax deductions reflecting D&P Acquisitions' tax basis for its assets.   Those deductions will be allocated to the Company and will be taken into account in reporting the Company’s taxable income.  Further, as a result of a federal income tax election made by D&P Acquisitions applicable to a portion of the Company’s acquisition of D&P Acquisitions Units, the income tax basis of the assets of D&P Acquisitions underlying a portion of the units the Company has and will acquire (pursuant to the exchange agreement) will be adjusted based upon the amount that the Company has paid for that portion of its D&P Acquisitions’ Units.

The Company has entered into a tax receivable agreement (“TRA”) with the existing unitholders of D&P Acquisitions (for the benefit of the existing unitholders of D&P Acquisitions) that provides for the payment by the Company to the unitholders of D&P Acquisitions of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company realizes (i) from the tax basis in its proportionate share of D&P Acquisitions' goodwill and similar intangible assets that the Company receives as a result of the exchanges and (ii) from the federal income tax election referred to above.  In 2008, the Company made payments to the unitholders of D&P Acquisitions, not including the Company, totaling $791 with respect to the period from October 4 through December 31, 2007.  D&P Acquisitions expects to make future payments under the TRA to the extent cash is available for such purposes.

As a member of D&P Acquisitions, the Company will incur U.S. federal, state and local income taxes on its allocable share of any net taxable income of D&P Acquisitions.  As authorized by the 3rd Amended and Restated LLC Agreement of D&P Acquisitions (“3rd LLC Agreement”), the Company intends to cause D&P Acquisitions to continue to distribute cash, generally, on a pro rata basis, to its members at least to the extent necessary to provide funds to pay the members' tax liabilities, if any, with respect to the earnings of D&P Acquisitions.  D&P Acquisitions made aggregate distributions to members, not including the Company, of $9,752 and $28,949 during the years ended December 31, 2008 and 2007, with respect to estimated taxable income for 2007 and 2006, respectively.  In January 2009, the Company made a distribution to members, not including the Company, totaling $8,651, with respect to estimated taxable income for 2008.  Upon completion of its tax returns with respect to the prior year, D&P Acquisitions may make true-up distributions to its members, if cash is available for such purposes, with respect to actual taxable income for the prior year to the extent it is higher than the original estimate.

Recent Acquisitions

The following table summarizes the Company’s recent acquisitions:

Effective
Date	Acquisition	Description

8/8/08	Financial and IP Analysis, Inc. (d/b/a The Lumin Expert Group)	Financial consulting firm that specializes in intellectual property dispute support and expert testimony.

7/31/08	Kane Reece Associates, Inc.	Valuation, management and technical consulting firm with a focus on the communications, entertainment and media industries.

7/15/08	World Tax Service US, LLC	Tax advisory firm focused on the delivery of sophisticated international and domestic tax services.

4/11/08	Dubinsky & Company, P.C.	Washington, D.C. metro based specialty consulting primarily focused on litigation support and forensic services.

10/31/07	Rash & Associates, L.P.	Nationwide provider of property tax management services.

The purchase price of each of these acquisitions was immaterial to the Company’s consolidated financial statements, both individually and in the aggregate. Each of these acquisitions operates as part of the Financial Advisory segment.

Chanin Capital Partners LLC

On October 31, 2006, D&P Acquisitions acquired the limited liability company units of Chanin, an investment bank providing restructuring advisory, merger & acquisition and corporate finance services.  We believe the acquisition of Chanin diversified the Company’s revenue base and enabled us to expand our service offering to include financial restructuring advice to constituencies in the business reorganization process, including debtors, senior and junior lenders, existing and potential equity investors and other interested parties.

The purchase price totaled $21,186 and consisted of cash, the issuance of legacy units of D&P Acquisitions, earn-out payments and professional fees.  The earn-out payments totaled $3,463 for the annual period ended on October 31, 2007.  No earn-out was earned for the annual period ended on October 31, 2008.  The sellers are eligible for one remaining earn-out payment of up to $5,000 for the annual period ending on October 31, 2009.

Standard & Poor’s Corporate Value Consulting

On September 30, 2005, D&P Acquisitions acquired substantially all of the assets and assumed certain liabilities of CVC. The total cash purchase price was $118,667.  In connection with the acquisition, we extended offers of employment to substantially all of the employees of CVC.   The offers of employment to the client service professionals included retention payments of $9,800 paid in November 2005 and $11,400 payable in installments of one third on each of the first three anniversary dates of the transaction through September 30, 2008 under the condition that the individuals are still employed by us at the anniversary date.  The final retention payments were made as of September 30, 2008.

Critical Accounting Policies

Management's discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP.  The notes to our consolidated financial statements include disclosure of our significant accounting policies.  We review our financial reporting and disclosure practices and accounting policies periodically to ensure that our financial reporting and disclosures provide accurate information relative to the current economic and business environment.

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Critical estimates include the amount of proportional performance under client engagements for the purposes of determining revenue recognition, accounts receivable and unbilled services valuation, incentive compensation, useful lives of intangible assets and the carrying value of goodwill and intangible assets.  Actual results may vary from such estimates.

Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results.  While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical.  These critical policies relate to revenue recognition, accounts receivable and allowance for doubtful accounts, goodwill and other intangible assets, acquisition accounting, accounting for equity-based compensation and income taxes.

Revenue Recognition

We recognize revenues in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition.  Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectability is reasonably assured.

We generate revenues from services provided by our Financial Advisory, Corporate Finance Consulting and Investment Banking segments. We typically enter into these engagements on a time-and-materials basis, a fixed-fee basis or a contingent fee basis.

Revenues from time-and-materials engagements are recognized as the hours are incurred by our client service professionals.

Revenues from fixed-fee engagements are recognized as the services are provided under a proportional performance method. Revenues for engagements under a proportional performance method are recognized based on estimates of work completed versus the total services to be provided under the engagement. Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Losses, if any, on fixed-fee engagements are recognized in the period in which the loss first becomes probable and reasonably estimable. To date, such losses have not been significant. Historically, if an engagement terminates prior to completion, we have typically recovered the costs incurred related to the services provided. Periodic engagement reviews require us to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, impact the revenue recognition in the current period.

In the absence of clear and reliable output measures, we believe that our method of recognizing service revenues, for contracts with fixed fees, based on hours of service provided represents an appropriate surrogate for output measures.  We determined that an input-based approach was most appropriate because the input measures are deemed to be a reasonable substitute for output measures based on the performance of our obligations to the customer, and due to the fact that an input-based approach would not vary significantly from an output measure approach.  We believe this methodology provides a reliable measure of the revenue from the advisory services we provide to our customers under fixed-fee engagements given the nature of the consulting services we provide and the following additional considerations:

•	We are a specialty consulting firm.

•	Our engagements do not typically have specific interim deliverables or milestones.

•	The customer receives the benefit of our services throughout the contract term.

•	The customer is obligated to pay for services rendered even if a final deliverable is not produced, typically based on the proportional hours performed to date.

•	We do not incur setup costs.

•	We expense contract fulfillment costs, which are primarily compensation costs, as incurred.

We recognize revenue over the period that the services are provided in proportion to the delivery of services as measured by billable hours as this reflects the pattern in which obligations to the customer are filled and by which the customer receives the benefit of the service.  Revenue is not recognized on a straight-line basis or upon completion as this is not reflective of the manner in which services are provided.

We have engagements for which the revenues are contingent on successful completion of the project.  Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured.  Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered.  Revenues from restructuring advisory engagements that are performed with respect to cases in bankruptcy court are typically recognized one or two months in arrears from the month in which the services were performed unless there are objections and/or holdbacks mandated by court instructions.  Costs related to these engagements are expensed as incurred.

We also have contracts with clients to deliver multiple services that are covered under specific engagement letters.  These contracts specifically identify the services to be provided with the corresponding deliverable.  All engagement letters are reviewed by management and signed by both the client and the Company prior to any engagement codes being created to track billable time or revenue being recorded.  During the review process, management ascertains which services are being provided for within the contract and sets up the appropriate coding and accrual rates within the financial system for each element.  For engagements that have multiple elements, a separate task will be set up for each element to enable more accurate tracking and variance analysis.

The fair value for each service is determined based on the prices charged when each element is sold separately.  Revenues are recognized in accordance with our accounting policies for the elements as described further above.  The elements qualify for separation when the services have value on a stand-alone basis and fair value of the separate element exists.  While determining fair value and identifying separate elements requires judgment, generally fair value and the separate elements are readily identifiable as we also sell those elements individually outside of a multiple services engagement.

Differences between the timing of billings and the recognition of revenue are recognized as either unbilled services or deferred revenue in the accompanying consolidated balance sheets.  Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services.  Client prepayments and retainers are classified as deferred revenue and recognized as earned or ratably over the service period.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at face amounts less an allowance for doubtful accounts.  On a periodic basis, we evaluate our accounts receivable and establish the allowance for doubtful accounts by calculating and recording a specified percentage of the individual open receivable balances.  Specific allowances are also recorded based on historical experience, analysis of past due accounts, client creditworthiness and other current available information.  However, our actual experience may vary from our estimates.  If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, we may need to record additional allowances or write-offs in future periods.  This risk is mitigated to the extent that we may receive retainers from some of our clients prior to performing significant services.

The provision for doubtful accounts is recorded as a reduction in revenue to the extent the provision relates to fee adjustments and other discretionary pricing adjustments.  To the extent the provision relates to a client's inability to make required payments on accounts receivables, the provision is recorded in operating expenses.

Historically, our actual losses and credits have been consistent with these allowances.  As a percentage of gross accounts receivable, our accounts receivable allowances totaled 3.0% and 4.0% at December 31, 2008 and December 31, 2007, respectively.  As of December 31, 2008, a one-percentage point deviation in uncollectible accounts receivable would have resulted in an increase or decrease in the allowance and bad debt expense or revenue adjustment of $576.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related acquisition costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired.  Under the provisions of SFAS 142, goodwill is required to be tested for impairment on an annual basis and between annual tests whenever indications of impairment exist such as loss of key personnel, unanticipated competition or other unforeseen developments.  Impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess.  An impairment test involves considerable management judgment and estimates regarding future operating results and cash flows.  Pursuant to our policy, we performed the annual goodwill assessment as of October 1, 2008 and determined that no impairment of goodwill existed as of that date.  We have considered the overall economic environment and other factors related to potential impairment subsequent to October 1, 2008 through the date hereof and concluded that no indications of impairment have arisen.

Other intangible assets include trade names, customer relationships, contract backlog, and non-competition agreements.  We use valuation techniques in estimating the initial fair value of acquired intangible assets.  These valuations are primarily based on the present value of the estimated net cash flows expected to be derived from the client contracts and relationships, discounted for assumptions about future customer attrition.  We evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  In the event that higher or earlier-than-expected customer attrition occurs, it may result in higher future amortization charges or an impairment charge for customer-related intangible assets.

Acquisition Accounting

Acquisitions were accounted for using the purchase method of accounting in accordance with SFAS 141.  SFAS 141 requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition.  The allocation of the purchase price is dependent upon certain valuations and other studies.  In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations.  SFAS 141(R) introduces significant changes in the accounting for and reporting of business acquisitions, including changes in the accounting for contingent consideration.  This standard is effective for business combinations for which the acquisition date is on or after the beginning of the first fiscal period beginning on or after December 15, 2008.

Accounting for Equity-Based Compensation

We account for equity-based compensation in accordance with SFAS 123(R), effective January 1, 2005.  Prior to that time, we accounted for equity-based compensation under APB 25.

Equity-based compensation expense is based on fair value at the date of grant and the pre-vesting forfeiture rate.  It is recognized over the requisite service period using the accelerated method of amortization as described in SFAS 123(R) for grants with graded vesting or using the straight-line method for grants with cliff vesting.  The fair value of the awards is determined from periodic valuations using key assumptions for implied asset volatility, expected dividends, risk free rate and the expected term of the awards.  If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods or if there is a material change in the fair value of the Company, the compensation expense that we record may differ significantly from what we have recorded in the current period.

Forfeitures are estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Pre-vesting forfeitures were estimated to be between 3% and 21% as of December 31, 2008 based on historical experience and future expectations.  A one-percentage point deviation in the estimated forfeiture rates would have resulted in a $1,060 increase or decrease in compensation expense related to equity-based compensation expense for the year ended December 31, 2008.

Income Taxes

We have recorded net deferred tax assets as we expect to realize future tax benefits related to the utilization of certain of these assets.  If we determine in the future that we will not be able to fully utilize all or part of these deferred tax assets, we would record a valuation allowance and record it as a charge to income in the period the determination was made.  While utilization of these deferred tax assets will provide future cash flow benefits, they will not have an effect on future income tax expense.

As a result of the Company’s acquisition of New Class A Units of D&P Acquisitions as described above, the Company expects to benefit from depreciation and other tax deductions reflecting D&P Acquisitions' tax basis for its assets. Those deductions will be allocated to the Company and will be taken into account in reporting the Company’s taxable income.  Further, as a result of a federal income tax election made by D&P Acquisitions applicable to a portion of the Company’s acquisition of D&P Acquisitions’ New Class A Units, the income tax basis of the assets of D&P Acquisitions underlying a portion of the units the Company has acquired have been adjusted based upon the amount that the Company has paid for that portion of its D&P Acquisitions’ New Class A Units.  The Company has entered into an agreement with the selling unitholders of D&P Acquisitions that will provide for the additional payment by the Company to the selling unitholders of D&P Acquisitions of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company realizes (i) from the tax basis in its proportionate share of D&P Acquisitions' goodwill and similar intangible assets that the Company receives as a result of the exchanges and (ii) from the federal income tax election referred to above.  As result of these transactions, the Company's tax basis in its share of D&P Acquisitions' assets will be higher than the book basis of these same assets.

The Company accounts for uncertainties in income tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48").  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Results of Operations

Year Ended December 31, 2008 versus Year Ended December 31, 2007

The results of operations are summarized as follows:

Results of Operations
(Dollars in thousands)

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
	Year Ended	Year Ended	October 4 to	January 1 to	Year Over Year
	December 31,	December 31,	December 31,	October 3,	Unit	Percent
	2008	2007	2007	2007	Change	Change

Revenues	$381,476	$341,158	$87,883	$253,275	$40,318	11.8%
Reimbursable expenses	10,546	12,770	2,824	9,946	(2,224)	-17.4%
Total revenues	392,022	353,928	90,707	263,221	38,094	10.8%

Direct client service costs
Compensation and benefits(2)	216,137	229,889	71,141	158,748	(13,752)	-6.0%
Other direct client service costs	8,224	3,747	1,440	2,307	4,477	119.5%
Acquisition retention expenses	793	2,252	217	2,035	(1,459)	-64.8%
Reimbursable expenses	10,623	12,665	2,586	10,079	(2,042)	-16.1%
	235,777	248,553	75,384	173,169	(12,776)	-5.1%

Operating expenses
Selling, general and administrative(2)	108,312	96,254	25,308	70,946	12,058	12.5%
Depreciation and amortization	9,816	9,138	2,384	6,754	678	7.4%
	118,128	105,392	27,692	77,700	12,736	12.1%

Operating income/(loss)	38,117	(17)	(12,369)	12,352	38,134	-224317.6%

Other expense/(income)
Interest income	(668)	(2,069)	(763)	(1,306)	1,401	-67.7%
Interest expense	3,475	6,920	1,426	5,494	(3,445)	-49.8%
Other expense/(income)	398	584	369	215	(186)	-31.8%
	3,205	5,435	1,032	4,403	(2,230)	-41.0%

Income/(loss) before income taxes	34,912	(5,452)	(13,401)	7,949	40,364	-740.4%

Provision for income taxes	10,619	2,227	1,176	1,051	8,392	376.8%

Net income/(loss)	24,293	(7,679)	(14,577)	6,898	31,972	-416.4%

Less: Net income/(loss) attributable to noncontrolling interest	19,068	(8,225)	(8,225)	-	27,293	-331.8%

Net income/(loss) attributable to Duff & Phelps Corporation	$5,225	$546	$(6,352)	$6,898	$4,679	857.0%

Other financial and operations data:

Adjusted EBITDA(3)	$73,632	$68,944	$16,374	$52,569	$4,688	6.8%

Adjusted EBITDA(3) as a percentage of revenues	19.3%	20.2%	18.6%	20.8%	-1.0%	-4.9%

End of period managing directors	168	130	130	127	38	29.2%

End of period client service professionals	975	844	844	773	131	15.5%

____________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)	Includes equity-based compensation. See detail earlier in this Item.

(3)	Adjusted EBITDA is calculated as follows:

Adjusted EBITDA Reconciliation
(Dollars in thousands)

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to
	December 31,	December 31,	December 31,	October 3,
	2008	2007	2007	2007

Net income/(loss) attributable to Duff & Phelps Corporation	$5,225	$546	$(6,352)	$6,898
Net income/(loss) attributable to noncontrolling interest	19,068	(8,225)	(8,225)	-
Provision for income taxes	10,619	2,227	1,176	1,051
Other expense/(income), net	3,205	5,435	1,032	4,403
Depreciation and amortization	9,816	9,138	2,384	6,754
Acquisition retention expenses	793	2,252	217	2,035
Equity based compensation associated
with legacy units and IPO Options	24,906	57,570	26,142	31,428

Adjusted EBITDA(2)	$73,632	$68,943	$16,374	$52,569

____________________________________

(1) Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2) Adjusted EBITDA is a non-GAAP financial measure.  We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts net income or loss for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation associated with the legacy units a significant portion of which is due to certain one-time grants associated with Predecessor acquisitions and IPO Options, (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions, and (d) noncontrolling interest.

Given the level of acquisition activity during the Predecessor period, and related capital investments and one time equity grants associated with acquisitions during the Predecessor period (which we do not expect to incur at the same levels in Successor periods) and the IPO, and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry.  The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors.  A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team.  In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility.  Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income or loss.  Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

Adjusted EBITDA, as defined by the Company, consists of net income or loss before (a) interest income and expense, (b) provision for income taxes, (c) other expense, net, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation associated with legacy units of D&P Acquisitions, and IPO Options included in compensation and benefits, (g) equity-based compensation associated with legacy units of D&P Acquisitions and IPO Options included in selling, general and administrative expenses, (h) merger and acquisition costs and (i) noncontrolling interest.

This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income or loss, net income or loss per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

Revenues

Revenues excluding reimbursable expenses increased $40,318, or 11.8%, to $381,476 for the year ended December 31, 2008, compared to $341,158 for the year ended December 31, 2007.  Revenues attributable to the Financial Advisory and Corporate Finance Consulting segments increased by 16.0% and 36.7%, respectively, partially offset by a 12.0% decrease in revenues from our Investment Banking segment.

Revenue growth attributable to our Financial Advisory segment was driven by demand from Tax Services and Dispute and Legal Management Consulting business units throughout the year, and to a lesser extent Valuation Advisory during the first half of the year.  Revenue growth attributable to our Corporate Finance Consulting segment was driven by demand from Portfolio Valuation, Financial Engineering and Strategic Valuation Advisory, partially offset by a decrease in revenues from Due Diligence.  Our Investment Banking segment (and our Valuation Advisory business in the second half and Due Diligence business throughout the year) was impacted by the general economic environment and dislocation in the credit markets which led to a lower volume of M&A transactions and a decline in revenue.

Our client service headcount increased to 975 client service professionals at December 31, 2008, compared to 844 client service professionals at December 31, 2007, as we added 103 professionals from targeted domestic and international hiring in all segments and 28 professionals from acquisitions during the year.  Our revenue per client service professional was $408 for the year ended December 31, 2008, compared to $467 for the year ended December 31, 2007, primarily resulting from a decrease in Investment Banking revenues and also as a result of continued hiring, development of our international business, and the Rash acquisition whose business generates lower revenue per client service professional.

Direct Client Service Costs

Direct client service costs were $235,777 for the year ended December 31, 2008, compared to $248,553 for the year ended December 31, 2007.  The following table adjusts direct client service costs for equity-based compensation associated with legacy units and IPO Options, acquisition retention expenses and reimbursable expenses.  Adjusted direct client service costs as a percentage of revenues (excluding reimbursable expenses) slightly decreased between periods.

Direct Client Service Costs
(Dollars in thousands)

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to
	December 31,	December 31,	December 31,	October 3,
	2008	2007	2007	2007

Revenues (excluding reimbursables)	$381,476	$341,158	$87,883	$253,275

Total direct client service costs	$235,777	$248,553	$75,384	$173,169
Less: equity-based compensation associated with legacy units and IPO Options	(17,442)	(46,971)	(23,784)	(23,187)
Less: acquisition retention expenses	(793)	(2,252)	(217)	(2,035)
Less: reimbursable expenses	(10,623)	(12,665)	(2,586)	(10,079)
Direct client service costs, as adjusted	$206,919	$186,665	$48,797	$137,868

Direct client service costs, as adjusted, as a percentage of revenues	54.2%	54.7%

____________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

The increase in direct client service costs, as adjusted, primarily resulted from the net addition of 131 client service professionals between periods.  This increase includes 28 professionals hired in conjunction with our acquisitions and the direct hiring of 56 client service professionals domestically and 47 professionals internationally.

Equity-based compensation decreased primarily as a result of the application of variable accounting on legacy units which was recorded in the prior year and is no longer applied in the current year.  The decrease was partially offset by (i) an increase in expense due to adjustments to our estimated forfeiture rates and (ii) expense for IPO Options and Ongoing RSAs which had not been granted in the prior year period.  Expenses related to retention payments associated with the acquisition of CVC business in 2005 decreased as a result of the graded-tranche nature of the expense methodology.

Operating Expenses

Operating expenses were $118,128 for the year ended December 31, 2008, compared to $105,392 for the year ended December 31, 2007.  The following table adjusts operating expenses for depreciation and amortization and equity-based compensation associated with legacy units and IPO Options.  Adjusted operating expenses as a percentage of revenues (excluding reimbursable expenses) increased between periods.

Operating Expenses
(Dollars in thousands)

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to
	December 31,	December 31,	December 31,	October 3,
	2008	2007	2007	2007

Revenues (excluding reimbursables)	$381,476	$341,158	$87,883	$253,275

Total operating expenses	$118,128	$105,392	$27,692	$77,700
Less: equity-based compensation associated with legacy units and IPO Options	(7,464)	(10,599)	(2,358)	(8,241)
Less: depreciation and amortization	(9,816)	(9,138)	(2,384)	(6,754)
Operating expenses, as adjusted	$100,848	$85,655	$22,950	$62,705

Operating expenses, as adjusted, as a percentage of revenues	26.4%	25.1%

      ____________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

The increase in operating expenses, as adjusted, was driven by our growth and investment in infrastructure including the net increase of approximately 35 internal firm employees, the costs of being a publicly traded company, and additional resources allocated to professional development of new hires and existing management focused on sales, marketing, training and collaboration within the Company to take advantage of opportunities arising in part from the current economic environment.  Of the increase in operating expenses, approximately 34% was related to salary and benefits, 13% to higher occupancy costs, 12% to higher employee training costs, 9% to marketing and advertising, and the remaining 32% to other general expenses.

Other Income and Expenses

Other income and expenses include interest income, interest expense and other expense.  Interest expense decreased primarily as a result of our lower average debt balance during the year ended December 31, 2008 when compared to the year ended December 31, 2007.  Interest income decreased as a result of lower interest rates during the period and the transferring certain cash balances to non-interest bearing accounts in the fourth quarter to obtain FDIC protection pursuant to the FDIC’s Transaction Account Guarantee Program.

Provision for Income Taxes

The provision for income taxes was $10,619 or 30.4% of income before income taxes for the year ended December 31, 2008, compared to an expense of $2,227 for the year ended December 31, 2007.  The U.S. statutory income tax rate of 35% for the year ended December 31, 2008 was decreased to the effective tax rate of 30.4% due to the fact that D&P Acquisitions, LLC and many of its subsidiaries operate as limited liability companies or other flow-through entities which are not subject to federal income tax.  This operating structure results in a rate benefit because a portion of the Company’s earnings are not subject to corporate level taxes.  This favorable impact is partially offset by an increase due to state and local taxes, the effect of permanent differences and foreign taxes.  A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is detailed in Note 12 of the Notes to the Consolidated Financial Statements and incorporated herein by reference.

Prior to October 4, 2007, the Company had not been subject to U.S. federal income taxes as the Predecessor entity is an LLC, but had been subject to the New York City Unincorporated Business Tax and certain other state and local taxes, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business.

As a result of the IPO, the operating business entities of the Company were restructured and a portion of the Company’s income will be subject to U.S. federal, state, local and foreign income taxes and taxed at the prevailing corporate tax rates.  The Company’s effective tax rate may change year to year based on recurring factors such as the geographical mix of earnings in tax jurisdictions that have a broad range of enacted tax rates, the timing and amount of foreign dividends, state and local taxes, the ratio of permanent items to pretax book income, and the implementation of various global tax strategies, as well as nonrecurring factors.

Net Income Attributable to Noncontrolling Interest

Net income attributable to noncontrolling interest represents the portion of net income or loss before income taxes attributable to the majority ownership interest in D&P Acquisitions held by the existing unitholders to the extent the book value of their interest in D&P Acquisitions is greater than zero.  This interest totaled 58.7% and 61.6% at December 31, 2008 and 2007, respectively.

Segment Results – Year ended December 31, 2008 versus Year ended December 31, 2007

The following table sets forth selected segment operating results:

Results of Operations by Segment
(Dollars in thousands, except headcount and rate-per-hour data)

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor	Year Over Year
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to
	December 31,	December 31,	December 31,	October 3,	Unit	Percent
	2008	2007	2007	2007	Change	Change
Financial Advisory
Revenues (excluding reimbursables)	$253,169	$218,241	$57,656	$160,585	$34,928	16.0%
Segment operating income	42,816	35,824	9,851	25,973	6,992	19.5%
Segment operating income margin	16.9%	16.4%	17.1%	16.2%	0.5%	3.0%

Corporate Finance Consulting
Revenues (excluding reimbursables)	$56,494	$41,328	$11,165	$30,163	$15,166	36.7%
Segment operating income	13,220	7,350	2,326	5,024	5,870	79.9%
Segment operating income margin	23.4%	17.8%	20.8%	16.7%	5.6%	31.6%

Investment Banking
Revenues (excluding reimbursables)	$71,813	$81,589	$19,062	$62,527	$(9,776)	-12.0%
Segment operating income	17,673	25,664	3,959	21,705	(7,991)	-31.1%
Segment operating income margin	24.6%	31.5%	20.8%	34.7%	-6.8%	-21.8%

Average Client Service Professionals
Financial Advisory	688	540			148	27.4%
Corporate Finance Consulting	127	88			39	44.3%
Investment Banking	119	102			17	16.7%
Total	934	730			204	27.9%

End of Period Client Service Professionals
Financial Advisory	710	646			64	9.9%
Corporate Finance Consulting	131	100			31	31.0%
Investment Banking	134	98			36	36.7%
Total	975	844			131	15.5%

Revenue per Client Service Professional
Financial Advisory	$368	$404			$(36)	-9.0%
Corporate Finance Consulting	445	470			(25)	-5.3%
Investment Banking	603	800			(196)	-24.6%
Total professionals	408	467			(59)	-12.6%

Utilization rate(2)
Financial Advisory	64.2%	69.7%			-5.5%	-7.9%
Corporate Finance Consulting	57.8%	64.6%			-6.8%	-10.5%

Rate-per-hour(3)
Financial Advisory	$333	$314			$19	6.1%
Corporate Finance Consulting	$397	$386			$11	2.8%

Total
Revenues (excluding reimbursables)	$381,476	$341,158	$87,883	$253,275

Segment operating income	$73,709	$68,838	$16,136	$52,702
Net client reimbursable expenses	(77)	105	238	(133)
Equity-based compensation associated with Legacy Units and IPO options	(24,906)	(57,570)	(26,142)	(31,428)
Depreciation and amortization	(9,816)	(9,138)	(2,384)	(6,754)
Acquisition retention expense	(793)	(2,252)	(217)	(2,035)
Operating income/(loss)	$38,117	$(17)	$(12,369)	$12,352

____________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)
The utilization rate for any given period is calculated by dividing the number of hours client service professionals worked on client assignments (including internal projects for the Company) during the period by the total available working hours for all of such client service professionals during the same period, assuming a 40 hour work week, less paid holidays and vacation days.  Financial Advisory utilization excludes approximately 60 client service professionals associated with Rash and certain acquisitions prior to the transition to the Company’s financial system.

(3)
Average billing rate per hour is calculated by dividing applicable revenues for the period by the number of hours worked on client assignments (including internal projects for the Company) during the same period.  The average billing rate excludes approximately $9,338 and $1,318 of revenues associated with Rash in the years ended December 31, 2008 and 2007, respectively.  The average billing rate also excludes certain hours from certain acquisitions prior to their transition to the Company’s financial system.

Financial Advisory

Revenues

Revenues from the Financial Advisory segment increased $34,928, or 16.0%, to $253,169 for the year ended December 31, 2008, compared to $218,241 for the year ended December 31, 2007.  Growth was driven by demand across the Tax Services and Dispute and Legal Management Consulting business units throughout the year, and to a lesser extent Valuation Advisory during the first half of the year, as summarized in the following table:

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to	Year Over Year
	December 31,	December 31,	December 31,	October 3,	Dollar	Percent
	2008	2007	2007	2007	Change	Change
Financial advisory revenues
Valuation advisory(2)	$178,799	$173,381	$45,037	$128,344	$5,418	3.1%
Tax services(3)	44,965	25,017	7,655	17,362	19,948	79.7%
Dispute and legal management consulting(4)	29,405	19,843	4,964	14,879	9,562	48.2%
	$253,169	$218,241	$57,656	$160,585	$34,928	16.0%
____________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)	Valuation Advisory includes the results of the Kane Reece acquisition effective July 31, 2008.
(3)	Tax Services include the results of Rash effective October 31, 2007 and WTS effective July 15, 2008.
(4)	Dispute and Legal Management Consulting includes the acquisitions of Dubinsky effective April 11, 2008 and Lumin effective August 8, 2008.

The current economic environment continues to impact our Financial Advisory segment with opportunities and challenges.  In 2008, the Financial Advisory segment benefited from goodwill impairment testing in conjunction with SFAS 142; and continued growth of our tax services and dispute practices.  These benefits were partially offset by lower revenues of services correlated to the volume of M&A transactions, such as SFAS 141 purchase price allocations.

Improvements in rate-per-hour benefited largely from a change in mix of services provided.  Utilization was impacted by continued hiring throughout the year.

End of period client service professionals increased by 64 during the period from a combination of targeted domestic hiring, hiring in our international offices and acquisitions.  Our revenue per client service professional was $368 in the year ended December 31, 2008, compared to $404 in the year ended December 31, 2007.  The change was primarily driven by an increase in headcount due to the Rash acquisition whose business generates lower revenue per client service professional and lower utilization, offset by a higher rate-per-hour.

The number of client service managing directors increased by 23 between periods to 105 as the result of hiring, lift-outs and acquisitions, and promotions within the Company.
Segment Operating Income

Financial Advisory segment operating income increased $6,992, or 19.5%, to $42,816 for the year ended December 31, 2008, compared to $35,824 for the year ended December 31, 2007.  Segment operating income margin, defined as segment operating income expressed as a percentage of segment revenues, was 16.9% for the year ended December 31, 2008, compared to 16.4% for the year ended December 31, 2007.

Corporate Finance Consulting

Revenues

Revenues from the Corporate Finance Consulting segment increased $15,166, or 36.7%, to $56,494 for the year ended December 31, 2008, compared to $41,328 for the year ended December 31, 2007, as summarized in the following table:

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to	Year Over Year
	December 31,	December 31,	December 31,	October 3,	Dollar	Percent
	2008	2007	2007	2007	Change	Change

Corporate finance consulting	$56,494	$41,328	$11,165	$30,163	$15,166	36.7%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

Revenue growth attributable to our Corporate Finance Consulting segment was driven by an increase in demand for services related to portfolio valuation, financial engineering and strategic valuation advisory, partially offset by a decrease in revenues from due diligence.  Portfolio valuation and financial engineering benefited from increased demand from existing clients as well as the addition of new clients.  The decrease in revenues from our due diligence business resulted from a lower volume of M&A transactions during the year and contributed to lower utilization.

End of period client service professionals increased by 31 during the period to support the continued growth of the segment.

Segment Operating Income

Segment operating income increased $5,870, or 79.9%, to $13,220 for the year ended December 31, 2008, compared to $7,350 for the year ended December 31, 2007.  Segment operating income margin, defined as segment operating income expressed as a percentage of segment revenues, was 23.4% for the year ended December 31, 2008, compared to 17.8% for the year ended December 31, 2007.  Segment operating income margin was lower in 2007 as the result of the increase in headcount to support the growth of the segment.

Investment Banking

Revenues

Revenues from the Investment Banking segment were $71,813 for the year ended December 31, 2008, compared to $81,589 for the year ended December 31, 2007.  The results were primarily impacted by the general economic environment and dislocation in the credit markets which led to a lower volume of M&A transactions.  Global restructuring advisory benefited from our international restructuring practice which we launched in the second quarter of 2008 and an increase of our domestic restructuring business in the fourth quarter.  The decrease in global restructuring advisory resulted from softness in our domestic restructuring business during the first three quarters.

		(a) + (b)	(a)	(b)
	Successor	Aggregated(1)	Successor	Predecessor
			Period from	Period from
	Year Ended	Year Ended	October 4 to	January 1 to	Year Over Year
	December 31,	December 31,	December 31,	October 3,	Dollar	Percent
	2008	2007	2007	2007	Change	Change
Investment banking revenues
Transaction opinions	$36,184	$40,575	$10,087	$30,488	$(4,391)	-10.8%
M&A advisory	17,976	22,904	5,525	17,379	(4,928)	-21.5%
Global restructuring advisory	17,653	18,110	3,450	14,660	(457)	-2.5%
	$71,813	$81,589	$19,062	$62,527	$(9,776)	-12.0%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

End of period client service professional headcount increased by 36 to 134 client service professionals at December 31, 2008, compared to 98 client service professionals at December 31, 2007.  The increase primarily resulted from the addition of professionals in our international restructuring practice at the beginning of our second quarter.

Our revenue per client service professional decreased to $603 in the year ended December 31, 2008 from $742 in the year ended December 31, 2007, directly impacted by the decrease in segment revenues and continued ramp-up in headcount of our international restructuring practice.  The number of client service managing directors increased by 5 between periods to 35, as a result of hiring in our restructuring practice internationally and our M&A business domestically and internationally.  Our revenue per managing director was $2,244 in the year ended December 31, 2008, compared to $2,632 in the year ended December 31, 2007.

Segment Operating Income

Operating income from the Investment Banking segment was $17,673 for the year ended December 31, 2008, compared to $25,664 for the year ended December 31, 2007.  Operating income margin was 24.6% for the year ended December 31, 2008, compared to 31.5% for the year ended December 31, 2007, primarily as a result of lower revenues from the M&A advisory and transaction opinion businesses.

Year Ended December 31, 2007 versus Year Ended December 31, 2006

The results of operations for the years ended December 31, 2007 and 2006 are summarized as follows:

Results of Operations
(Dollars in thousands)

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
	Year Ended	October 4 to	January 1 to	Year Ended	Year Over Year
	December 31,	December 31,	October 3,	December 31,	Unit	Percent
	2007	2007	2007	2006	Change	Change

Revenues	$341,158	$87,883	$253,275	$246,742	$94,416	38.3%
Reimbursable expenses	12,770	2,824	9,946	12,526	244	1.9%
Total revenues	353,928	90,707	263,221	259,268	94,660	36.5%

Direct client service costs
Compensation and benefits(2)	229,889	71,141	158,748	146,926	82,963	56.5%
Other direct client service costs	3,747	1,440	2,307	1,034	2,713	262.4%
Acquisition retention expenses	2,252	217	2,035	6,003	(3,751)	-62.5%
Reimbursable expenses	12,665	2,586	10,079	12,685	(20)	-0.2%
	248,553	75,384	173,169	166,648	81,905	49.1%

Operating expenses
Selling, general and administrative(2)	96,254	25,308	70,946	68,606	27,648	40.3%
Depreciation and amortization	9,138	2,384	6,754	7,702	1,436	18.6%
	105,392	27,692	77,700	76,308	29,084	38.1%

Operating income/(loss)	(17)	(12,369)	12,352	16,312	(16,329)	-100.1%

Other expense/(income)
Interest income	(2,069)	(763)	(1,306)	(556)	(1,513)	272.1%
Interest expense	6,920	1,426	5,494	5,911	1,009	17.1%
Other expense/(income)	584	369	215	(243)	827	-340.3%
	5,435	1,032	4,403	5,112	323	6.3%

Income/(loss) before income taxes	(5,452)	(13,401)	7,949	11,200	(16,652)	-148.7%

Provision for income taxes	2,227	1,176	1,051	701	1,526	217.7%

Net income/(loss)	(7,679)	(14,577)	6,898	10,499	(18,178)	-173.1%

Less: Net income/(loss) attributable to the noncontrolling interest	(8,225)	(8,225)	-	-	(8,225)	-

Net income/(loss) attributable
to Duff & Phelps Corporation	$546	$(6,352)	$6,898	$10,499	$(9,953)	-94.8%

Other financial and operations data:

Adjusted EBITDA(3)	$68,944	$16,374	$52,569	$44,051	$24,893	56.5%

Adjusted EBITDA(3) as a percentage of revenues	20.2%	18.6%	20.8%	17.9%	2.3%	12.9%

End of period managing directors	130	130	127	106	24	22.6%

End of period client service professionals	844	844	773	671	173	25.8%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)	Includes equity-based compensation. See detail earlier in this Item.

(3)	Adjusted EBITDA is calculated as follows:

Adjusted EBITDA Reconciliation
(Dollars in thousands)

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended
	December 31,	December 31,	October 3,	December 31,
	2007	2007	2007	2006

Net income/(loss) attributable to Duff & Phelps Corporation	$546	$(6,352)	$6,898	$10,499

Net income/(loss) attributable to noncontrolling interest	(8,225)	(8,225)	-	-
Provision for income taxes	2,227	1,176	1,051	701
Other expense, net	5,435	1,032	4,403	5,112
Depreciation and amortization	9,138	2,384	6,754	7,702
Acquisition retention expenses	2,252	217	2,035	6,003
Equity based compensation associated
with legacy units and IPO Options	57,570	26,142	31,428	14,034
Adjusted EBITDA(2)	$68,943	$16,374	$52,569	$44,051

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)
Adjusted EBITDA is a non-GAAP financial measure.  We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts net income or loss for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation associated with the legacy units a significant portion of which is due to certain one-time grants associated with Predecessor acquisitions and IPO Options, (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions, and (d) noncontrolling interest.

Given the level of acquisition activity during the Predecessor period, and related capital investments and one time equity grants associated with acquisitions during the Predecessor period (which we do not expect to incur at the same levels in Successor periods) and the IPO, and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry.  The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors.  A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team.  In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility.  Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income or loss.  Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

Adjusted EBITDA, as defined by the Company, consists of net income or loss before (a) interest income and expense, (b) provision for income taxes, (c) other expense, net, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation associated with legacy units of D&P Acquisitions, and IPO Options included in compensation and benefits, (g) equity-based compensation associated with legacy units of D&P Acquisitions and IPO Options included in selling, general and administrative expenses, (h) merger and acquisition costs and (i) noncontrolling interest.

This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income or loss, net income or loss per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

Revenues

Revenues excluding reimbursable expenses increased $94,416, or 38.3%, to $341,158 for the year ended December 31, 2007 from $246,742 for the year ended December 31, 2006.  Of the overall increase in revenues, 55.5% was attributable to our Financial Advisory segment, 18.7% to our Corporate Finance Consulting segment and 25.8% to our Investment Banking segment.

Our client service headcount increased to 844 client service professionals at December 31, 2007 from 671 client service professionals at December 31, 2006, as we added a significant number of client service professionals through the Rash acquisition and new hiring in our Financial Advisory and Corporate Finance Consulting segments.  Our revenue per client service professional increased to $467 for year ended December 31, 2007 from $415 for the year ended December 31, 2006.

In addition to the impact of the Rash acquisition and new hiring, we believe that productivity per client service professional increased as a result of increased marketing activity and greater name awareness as a result of our increased scale.  See "Segment Results" for additional information.

Direct Client Service Costs

Direct client service costs increased to $248,553 for the year ended December 31, 2007 from $166,648 for the year ended December 31, 2006.  The following table adjusts direct client service costs for equity-based compensation associated with legacy units and IPO Options, acquisition retention expenses and reimbursable expenses.  Adjusted direct client service costs as a percentage of revenues (excluding reimbursable expenses) decreased between periods as a direct result of improvements in overall utilization and rates-per-hour.

Direct Client Service Costs
(Dollars in thousands)

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended
	December 31,	December 31,	October 3,	December 31,
	2007	2007	2007	2006

Revenues (excluding reimbursables)	$341,158	$87,883	$253,275	$246,742

Total direct client service costs	$248,553	$75,384	$173,169	$166,648
Less: equity-based compensation associated
with legacy units and IPO Options	(46,971)	(23,784)	(23,187)	(10,244)
Less: acquisition retention expenses	(2,252)	(217)	(2,035)	(6,003)
Less: reimbursable expenses	(12,665)	(2,586)	(10,079)	(12,685)
Direct client service costs, as adjusted	$186,665	$48,797	$137,868	$137,716

Direct client service costs, as adjusted, as a percentage of revenues	54.7%			55.8%

___________________________________
(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

Equity-based compensation increased primarily as a result of liability accounting and the acceleration of expense associated with the change in vesting provisions of the legacy units associated with the IPO transactions and IPO Options.  Expenses related to retention payments associated with the CVC acquisition decreased as a result of graded-tranche nature of the payments.

Operating Expenses

Operating expenses increased to $105,392 for the year ended December 31, 2007, compared to $76,308 for the year ended December 31, 2006.  The following table adjusts operating expenses for depreciation and amortization and equity-based compensation associated with legacy units and IPO Options.  Adjusted operating expenses as a percentage of revenues (excluding reimbursable expenses) increased between periods, as a direct result of leveraging our expense structure.

Operating Expenses
(Dollars in thousands)

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended
	December 31,	December 31,	October 3,	December 31,
	2007	2007	2007	2006

Revenues (excluding reimbursables)	$341,158	$87,883	$253,275	$246,742

Total operating expenses	$105,392	$27,692	$77,700	$76,308
Less: equity-based compensation associated
with legacy units and IPO Options	(10,599)	(2,358)	(8,241)	(3,790)
Less: depreciation and amortization	(9,138)	(2,384)	(6,754)	(7,702)
Operating expenses, as adjusted	$85,655	$22,950	$62,705	$64,816

Operating expenses, as adjusted, as a percentage of revenues	25.1%			26.3%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

Operating expenses include costs from new hiring activity, promotions and compensation increases for individuals not classified as client service professionals, higher recruiting and training expenses associated with campus searches, higher occupancy expenses associated with expanded or new office locations (including several lease termination charges) and increases in other operating expenses as a result of our growth and investment in infrastructure.

In addition, operating expenses for the year ended December 31, 2007 include the reversal of approximately $1,700 of performance bonus previously accrued, associated with our executives which if earned will be paid in restricted shares of Class A common stock of the Company and amortized over the applicable service period, offset by approximately $500 of bonus accrued in the fourth quarter of 2007 in relation to these restricted stock awards.

Depreciation and amortization increased as a result of additions to real estate and technology infrastructure to support our growth and amortization of intangibles associated with the Rash and Chanin acquisitions.  Equity-based compensation increased primarily as a result of liability accounting and the acceleration of expense associated with the change in vesting provisions of legacy units associated with the IPO transactions.

Interest Income and Expense

Interest income increased as a result of interest earned on higher average cash balances.  Interest expense increased as a result of our higher average debt balance during the year ended December 31, 2007 when compared to the year ended December 31, 2006.

Provision for Income Taxes

The provision for income taxes was $2,227 for the year ended December 31, 2007, compared to $701 for the year ended December 31, 2006.  Prior to October 4, 2007, the Company had not been subject to U.S. federal income taxes as the Predecessor entity is an LLC, but had been subject to the New York City Unincorporated Business Tax and certain other state and local taxes, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business.  As a result of the IPO, the operating business entities of the Company were restructured and a portion of the Company’s income will be subject to U.S. federal, state, local and foreign income taxes and taxed at the prevailing corporate tax rates.

Net Income/(Loss) Attributable to Noncontrolling Interest

Net income/(loss) attributable to noncontrolling interest represents the portion of net income or loss before income taxes attributable to the economic interest in D&P Acquisitions held by the existing unitholders to the extent the book value of their interest in D&P Acquisitions is greater than zero.  This interest totaled 61.6% at December 31, 2007.

Segment Results – Year Ended December 31, 2007 versus Year Ended December 31, 2006

The following table sets forth selected segment operating results for the periods indicated:

Results of Operations by Segment
(Dollars in thousands, except headcount and rate-per-hour data)

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor		Year Over Year
	Year Ended	October 4 to	January 1 to	Year Ended
	December 31,	December 31,	October 3,	December 31,	Unit	Percent
	2007	2007	2007	2006	Change	Change
Financial Advisory
Revenues (excluding reimbursables)	$218,241	$57,656	$160,585	$165,844	$52,397	31.6%
Segment operating income	35,824	9,851	25,973	24,256	11,568	47.7%
Segment operating income margin	16.4%	17.1%	16.2%	14.6%	1.8%	12.2%

Corporate Finance Consulting
Revenues (excluding reimbursables)	$41,328	$11,165	$30,163	$23,642	$17,686	74.8%
Segment operating income	7,350	2,326	5,024	2,789	4,561	163.5%
Segment operating income margin	17.8%	20.8%	16.7%	11.8%	6.0%	50.8%

Investment Banking
Revenues (excluding reimbursables)	$81,589	$19,062	$62,527	$57,256	$24,333	42.5%
Segment operating income	25,664	3,959	21,705	17,165	8,499	49.5%
Segment operating income margin	31.5%	20.8%	34.7%	30.0%	1.5%	4.9%

Average Client Service Professionals
Financial Advisory	540			444	96	21.6%
Corporate Finance Consulting	88			62	26	41.9%
Investment Banking	102			88	14	15.9%
Total	730			594	136	22.9%

End of Period Client Service Professionals
Financial Advisory	646			485	161	33.2%
Corporate Finance Consulting	100			68	32	47.1%
Investment Banking	98			118	(20)	(16.9)%
Total	844			671	173	25.8%

Revenue per Client Service Professional
Financial Advisory	$404			$374	$31	8.2%
Corporate Finance Consulting	470			381	88	23.2%
Investment Banking	800			651	149	22.9%
Total professionals	467			415	52	12.5%

Utilization rate(2)
Financial Advisory	69.7%			65.5%	4.2%	6.4%
Corporate Finance Consulting	64.6%			59.2%	5.4%	9.1%

Rate-per-hour(3)
Financial Advisory	$314			$290	$24	8.3%
Corporate Finance Consulting	$386			$403	$(17)	-4.2%

Total
Revenues (excluding reimbursables)	$341,158	$87,883	$253,275	$246,742

Segment operating income	$68,838	$16,136	$52,702	$44,210
Net client reimbursable expenses	105	238	(133)	(159)
Equity-based compensation associated
with Legacy Units and IPO options	(57,570)	(26,142)	(31,428)	(14,034)
Depreciation and amortization	(9,138)	(2,384)	(6,754)	(7,702)
Acquisition retention expense	(2,252)	(217)	(2,035)	(6,003)
Operating income/(loss)	$(17)	$(12,369)	$12,352	$16,312

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)
The utilization rate for any given period is calculated by dividing the number of hours client service professionals worked on client assignments (including internal projects for the Company) during the period by the total available working hours for all of such client service professionals during the same period, assuming a 40 hour work week, less paid holidays and vacation days.  Financial Advisory utilization excludes approximately 60 client service professionals associated with Rash.

(3)
Average billing rate per hour is calculated by dividing applicable revenues for the period by the number of hours worked on client assignments (including internal projects for the Company) during the same period.  The average billing rate excludes approximately $1,318 of revenues associated with Rash in the year ended December 31, 2007.

Financial Advisory

Revenues

Revenues from the Financial Advisory segment increased $52,397, or 31.6%, to $218,241 for the year ended December 31, 2007, compared to $165,844 for the year ended December 31, 2006.

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended	Year Over Year
	December 31,	December 31,	October 3,	December 31,	Dollar	Percent
	2007	2007	2007	2006	Change	Change
Financial advisory revenues
Valuation advisory	$173,381	$45,037	$128,344	$143,302	$30,079	21.0%
Tax services(2)	25,017	7,655	17,362	6,028	18,989	315.0%
Dispute and legal management consulting	19,843	4,964	14,879	16,514	3,329	20.2%
	$218,241	$57,656	$160,585	$165,844	$52,397	31.6%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)	Tax Services include the results of Rash effective October 31, 2007.

The increase in segment revenues resulted from an increase of 96 client service professionals and productivity improvements in terms of both utilization and rate-per-hour.  There was significant growth in headcount from the Rash acquisition, hiring in tax services and our international offices.

Our revenue per client service professional increased to $404 in the year ended December 31, 2007, compared to $374 in the year ended December 31, 2006, driven by an increase in utilization from the ability to better leverage the staff on engagements and better productivity from our new hires.

Segment Operating Income

Financial Advisory segment operating income increased $11,568, or 47.7%, to $35,824 for the year ended December 31, 2007, compared to $24,256 for the year ended December 31, 2006.  Similarly, segment operating income margin, defined as segment operating income expressed as a percentage of segment revenues, increased to 16.4% for the year ended December 31, 2007, compared to 14.6% for the year ended December 31, 2006, as a direct result of leveraging our expense structure.

Corporate Finance Consulting

Revenues

Revenues from the Corporate Finance Consulting segment increased $17,686, or 74.8%, to $41,328 for the year ended December 31, 2007, compared to $23,642 for the year ended December 31, 2006.

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended	Year Over Year
	December 31,	December 31,	October 3,	December 31,	Dollar	Percent
	2007	2007	2007	2006	Change	Change

Corporate finance consulting	41,328	11,165	30,163	23,642	17,686	74.8%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

The increase in segment revenues resulted from an increase of 26 client service professionals.

Our revenue per client service professional increased to $470 in the year ended December 31, 2007, compared to $381 in the year ended December 31, 2006, driven by an increase in utilization from the ability to better leverage the staff on engagements and better productivity from our new hires.

Segment Operating Income

Segment operating income generated from Corporate Finance Consulting increased $4,561, or 163.5%, to $7,350 for the year ended December 31, 2007, compared to $2,789 for the year ended December 31, 2006.  Similarly, segment operating income margin, defined as segment operating income expressed as a percentage of segment revenues, was 17.8% for the year ended December 31, 2007, compared to 11.8% for the year ended December 31, 2006, as a direct result of leveraging our expense structure.

Investment Banking

Revenues

Revenues from the Investment Banking segment increased $24,333, or 42.5%, to $81,589 for the year ended December 31, 2007, compared to $57,256 for the year ended December 31, 2006.  Revenues for the year ended December 31, 2006 included revenues generated by Chanin since October 31, 2006.

	(a) + (b)	(a)	(b)
	Aggregated(1)	Successor	Predecessor
		Period from	Period from
	Year Ended	October 4 to	January 1 to	Year Ended	Year Over Year
	December 31,	December 31,	October 3,	December 31,	Dollar	Percent
	2007	2007	2007	2006	Change	Change
Investment banking revenues
Transaction opinions	$40,575	$10,087	$30,488	$22,130	$18,445	83.3%
M&A advisory	22,904	5,525	17,379	29,821	(6,917)	-23.2%
Global restructuring advisory(2)	18,110	3,450	14,660	5,305	12,805	241.4%
	$81,589	$19,062	$62,527	$57,256	$24,333	42.5%

(1)
Represents aggregate Predecessor and Successor results for the period presented.  The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Successor and Predecessor results.  The aggregated results help to provide a full-year presentation of our results for comparability purposes.

(2)	Global restructuring advisory includes the results of Chanin from October 31, 2006.

End of period client service professional headcount decreased by 20 to 98 client service professionals at December 31, 2007, compared to 118 client service professionals at December 31, 2006.  The decrease resulted from managed attrition.
Our revenue per client service professional increased to approximately $800 in the year ended December 31, 2007 from approximately $651 in the year ended December 31, 2006.  This increase resulted from an increase in number and size of M&A engagements.

Segment Operating Income

Operating income from the Investment Banking segment increased $8,499 to $25,664, or 49.5%, for the year ended December 31, 2007 from $17,165 for the year ended December 31, 2006.  Operating income margin increased to 31.5% for the year ended December 31, 2007, compared to 30.0% for the year ended December 31, 2006, as a direct result of leveraging of our expense structure.

Liquidity and Capital Resources

Our primary sources of liquidity are our existing cash balances and the remaining debt capacity available under our credit facility.  Of our total cash balance of $81,381 at December 31, 2008, $71,760 was held in U.S. non-interest bearing transaction accounts which participate in the FDIC’s Transaction Account Guarantee Program.  This program provides unlimited deposit insurance coverage for U.S. non-interest bearing transaction accounts until the end of 2009.  The remaining $9,621 of cash balances was held in other U.S. or bank accounts internationally which do not participate in the program.  The amount available for future borrowings under our credit facility was $15,760 at December 31, 2008.

Our historical cash flows are primarily related to the timing of (i) receipt of revenues, (ii) payment of base compensation, benefits and operating expenses, (iii) the timing of payment of bonuses to professionals, (iv) tax distributions and TRA payments to members of D&P Acquisitions, and (v) corporate tax payments by the Company.  Typically, we accrue performance bonuses during the course of the calendar year, therefore generating cash, which is used to fund bonus payments to our personnel early in the following year.

As a limited liability company, D&P Acquisitions does not incur significant federal or state and local taxes, which taxes are primarily the obligations of our members of D&P Acquisitions.  Therefore, D&P Acquisitions makes periodic distributions to its members based on estimates of taxable income and assumptions about marginal tax rates.  The marginal tax distribution rate that has initially been set is 45%.  D&P Acquisitions made aggregate distributions to members, not including the Company, of $9,752 and $28,949 during the years ended December 31, 2008 and 2007, primarily with respect to estimated taxable income for 2007 and 2006, respectively.  In January 2009, D&P Acquisitions made a distribution totaling $8,651, primarily with respect to estimated taxable income for 2008.  D&P Acquisitions is only required to make such distributions if cash is available for such purposes for at least the next 12 month period.  The Company expects cash will be available to make these distributions.  Upon completion of its tax returns with respect to the prior year, D&P Acquisitions may make true-up distributions to its members, if cash is available for such purposes, with respect to actual taxable income for the prior year to the extent it is higher than the original estimate.

As a result of our ownership of D&P Acquisitions, we expect to benefit from depreciation and other tax deductions reflecting D&P Acquisitions' tax basis for its assets.  Those deductions will be allocated to us and will be taken into account in reporting our taxable income.  Further, as a result of a federal income tax election made by D&P Acquisitions applicable to a portion of our acquisition of D&P Acquisitions interests, the income tax basis of the assets of D&P Acquisitions underlying a portion of the interests we acquire will be adjusted based upon the amount that we have paid for that portion of our D&P Acquisitions interests.  The TRA provides for the payment by us to the unitholders of D&P Acquisitions of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we realize (i) from the tax basis in our proportionate share of D&P Acquisitions' goodwill and similar intangible assets that we receive as a result of the exchanges and (ii) from the federal income tax election referred to above.  In 2008, the Company made payments to the unitholders of D&P Acquisitions, not including the Company, totaling $791 with respect to the period from October 4 through December 31, 2007.  D&P Acquisitions expects to make future payments under the TRA to the extent cash is available for such purposes.

Cash and cash equivalents decreased by $8,862 to $81,381 at December 31, 2008, compared to $90,243 at December 31, 2007.  The decrease was primarily due to cash consideration used for acquisitions, an increase in cash bonus payments with respect to 2007 and an increase in purchases of property and equipment to support our growing infrastructure, offset by an increase in net income and a decrease in distributions to noncontrolling unitholders.

Operating Activities

During the year ended December 31, 2008, cash of $40,387 was provided by operating activities, compared to $72,356 in the prior year.  The decrease of amounts provided by operating activities primarily resulted from (i) higher cash bonus payments made in 2008 with respect to the 2007 bonus year, as compared to cash bonus payments made in 2007 with respect to the 2006 bonus year; (ii) lower bonus accruals in the current year, as compared to the prior year, (iii) increases in accounts receivable due to increases in revenues, decreases in unbilled receivables and a decrease in days sales outstanding; and (iv) decreases in accounts payable and accrued expenses.

Investing Activities

During the year ended December 31, 2008, cash of $37,130 was used for investing activities, compared to $23,224 used in the prior year.  Investing activities during the current period included (i) cash consideration used in acquisitions of $16,520, including a $3,463 payment to the former owners of Chanin in 2008 related to an earn-out provision for the annual period ended on October 31, 2007, (ii) purchases of property and equipment of $11,836 to support our continued growth, and (iii) purchases of and proceeds from the sale of investments related to the Company’s deferred compensation plan of $10,466 and $1,692, respectively.  Management believes these investments pose limited liquidity risk.

Financing Activities

During the year ended December 31, 2008, cash of $11,858 was used in financing activities, compared to $19,114 used in the prior year.  Financing activities in the current period primarily resulted from tax distributions to members of D&P Acquisitions.  Distributions decreased as a result of the timing of payments.  Distributions made in 2008 reflect true-ups of estimated taxable income with respect to 2007.  Distributions made in 2007 reflect payments with respect to 2006 income and 2007 estimated income through August 31, 2007.  In addition, distributions decreased between periods as a result of the IPO when a portion of the Company’s income became subject to U.S. federal, state, local and foreign taxes and was paid by the Company as opposed to the members of D&P Acquisitions.  Prior to the IPO, the Company was not subject to U.S. federal income taxes as the Predecessor entity is a pass-through entity for tax purposes.  Payment of debt issuance costs reflects amounts paid to amend the Company’s credit facility in July 2008.

Credit Facility

On July 30, 2008, Duff & Phelps, LLC, a subsidiary of D&P Acquisitions, entered into an amended and restated senior secured credit facility with a syndicate of financial institutions, including General Electric Capital Corporation as the administrative agent.  The facility consists of a (i) $65,000 seven-year term loan, (ii) $15,000 delayed draw term loan, (iii) $20,000 six-year revolver loan, and (iv) $75,000 incremental term loan facility, which is currently uncommitted by the lenders and would require additional approval at the time of request.  No additional amounts are available under our term loan facilities at December 31, 2008.  As a result of $4,240 of outstanding letters of credit for certain real estate leases, the amount available for future borrowings under our revolver loan was $15,760 at December 31, 2008.

The facility expires on October 1, 2012.  All obligations under the credit facility are unconditionally guaranteed by each of our existing and future subsidiaries, other than certain foreign and regulated subsidiaries.  The credit facility and the related guarantees are secured by substantially all of Duff & Phelps, LLC’s present and future assets and all present and future assets of each guarantor on a first lien basis.

At December 31, 2008, $42,763 was outstanding under the term loan facility (before debt discount and interest rate swap) and no amount was outstanding under the revolving credit facility.  Borrowings under the credit facility bear interest at a rate based on LIBOR plus a margin of 2.75%.  The Company incurs an annual commitment fee of 1% on the unused portion of the term loan facility and 0.5% of the unused portion of the revolving credit facility.

The credit facility includes customary events of default and covenants for maximum net debt to EBITDA and a fixed charge coverage ratio.  During the year, the Company received a waiver related to certain nonfinancial covenants under the terms of its credit facility of which the Company was not in compliance.  Management believes that the Company was in compliance with all of its covenants as of December 31, 2008.  The credit facility also imposes limits on our ability to make investments outside the United States or in joint ventures.  These limitations could impact our ability to further expand our business.

The credit facility requires a mandatory prepayment in an amount equal to half of the Excess Cash Flow (as defined in the credit agreement) for each year.  In the event that the consolidated senior leverage ratio on the last day of such fiscal year is less than 1.50 to 1.00, there will be no mandatory prepayment.  Excess Cash Flow (as defined in the credit agreement) was negative in 2008 and 2007 and there was no mandatory prepayment.

We regularly monitor our liquidity position, including cash, other significant working capital assets and liabilities, debt, and other matters relating to liquidity and compliance with regulatory net capital requirements.

Future Needs

Our primary financing need has been to fund our growth.  Our growth strategy includes hiring additional revenue-generating client service professionals and expanding our service offerings through existing client service professionals, new hires or acquisitions of new businesses.  We intend to fund such growth over the next twelve months with cash on-hand, funds generated from operations and borrowings under our credit agreement and believe these funds will be adequate to fund future growth.

Our liquidity and our ability to obtain financing may be negatively impacted if one of our lenders under our revolving credit facility, or another financial institution, suffers liquidity issues.  In such an event, we may not be able to draw on all, or a substantial portion, of our revolving credit facility.  Also, if we attempt to obtain future financing in addition to our existing credit facility to finance our continued growth through acquisitions or otherwise, the credit market turmoil could negatively impact our ability to obtain such financing or the terms on which it is available.  Our ability to secure short-term and long-term financing in the future will depend on several factors, including our future profitability, the quality of our accounts receivable and unbilled services, our relative levels of debt and equity and the overall condition of the credit markets.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments at December 31, 2008.  Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change.  Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table.

Summary of Contractual Obligations
At December 31, 2008
(In thousands)

		Payments Due by Period
		Less Than	2 to 3	4 to 5	More Than
	Total	1 Year	Years	Years	5 Years
Principal payments for credit facility	$42,763	$794	$1,587	$40,382	$-
Interest payments for credit facility(1)	7,277	2,073	3,503	1,701	-
Operating lease obligations	148,371	16,244	29,910	25,930	76,287
Total	$198,411	$19,111	$35,000	$68,013	$76,287

(1)	Assumes interest calculated at LIBOR plus 2.75% or 4.185%, based on the three-month LIBOR as of December 31, 2008.

Off-Balance Sheet Arrangements

Pursuant to the terms of our credit facility, we currently provide standby letters of credit totaling $4,240 to guarantee obligations that may arise under certain real estate leases.  These potential obligations are not reflected in the Company’s consolidated financial statements.  Other than the aforementioned letters of credit, we do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.

Exchange Rate Risk

We are exposed to risk from changes in foreign exchange rates related to our subsidiaries that use a foreign currency as their functional currency.  We currently manage our foreign exchange exposure without the use of derivative instruments.  We do not believe this risk is material in relation to our consolidated financial statements.

Inflation

We believe that inflation has not had a material impact on the Company’s results of operations for each of the three years ended December 31, 2008, 2007 and 2006.  However, there can be no assurance that future inflation will not have an adverse impact on the Company’s operating results and financial condition.

Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  We do not expect the adoption of SFAS 162 to have a material impact on our financial condition, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”).  FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  The intent of the position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other GAAP.  FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact that the adoption of FSP FAS 142-3 will have on our financial condition, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for years beginning after November 15, 2008, with early adoption permitted.  We do not expect the adoption of SFAS 161 to have a material impact on our financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) requires all entities to account for business combinations and subsequent consolidations to follow the entity view in which the parent company consolidates 100% of the book value of the acquiree’s net assets plus 100% of the fair value increment and where goodwill is recognized and allocated between controlling and noncontrolling interests.  This is effective for prospectively business combinations for which the acquisition date is on or after January 1, 2009.  We expect SFAS 141R will have an impact on accounting for business combinations once adopted, but the effect will be dependent upon acquisitions at that time.

In September 2006, SFAS No. 157, Fair Value Measurements (“SFAS 157”), was issued.  SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.  SFAS 157 does not require any new fair value measurements in financial statements, but standardizes its definition and guidance in GAAP.  In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delayed for one year the applicability of SFAS 157’s fair-value measurements to certain nonfinancial assets and liabilities.  We adopted SFAS 157 in 2008, except as it applies to those nonfinancial assets and liabilities affected by the one-year delay.  The partial adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial position or results of operations.  We are currently evaluating the potential impact of adopting the remaining provisions of SFAS 157 on its financial position and results of operations.